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                                                                       Exhibit 5

                       [VENABLE LETTERHEAD]

                                              June 15, 2000

eChapman.com, Inc.
World Trade Center - Baltimore
401 East Pratt Street

Suite 2800
Baltimore, Maryland  21202

                  Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

                  We have acted as counsel for eChapman.com, Inc. (the "Corporation") in connection with a registration statement on Form S-8 of the Corporation to be filed with the Securities and Exchange Commission (the "Registration Statement"), pertaining to the registration of 850,000 shares of common stock (par value $.001 per share) of the Corporation (the "Shares") for issuance and sale pursuant to the Corporation's 1999 Omnibus Stock Plan (the "Plan").

                  As counsel for the Corporation, we are familiar with its Charter and Bylaws. We have examined the prospectus included in its Registration Statement substantially in the form in which it is to become effective and the Plan. We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Corporation is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

                  We have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. With respect to the documents we have reviewed, we have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. As to any facts material to this opinion that we did not independently establish or verify,


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                             [VENABLE LETTERHEAD]

eChapman.com, Inc.
June 15, 2000
Page 2

we have relied upon statements and representations of officers and other representatives of the Corporation and others.

                  Based upon the foregoing, we are of the opinion that when sold, issued and paid for as contemplated in the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

                  This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the heading "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         /s/ VENABLE, BAETJER AND HOWARD, LLP